UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14C

                                 (RULE 14c-101)

                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:
     |_|  Preliminary information statement
     |_| Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
     |X|  Definitive information statement

                          SPEEDCOM WIRELESS CORPORATION
                          -----------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

|X|   No fee required.
|_|   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      -------------------------------------------------------------------------
      (2)   Aggregate number of securities to which transaction applies:

      -------------------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      -------------------------------------------------------------------------
      (4)   Proposed maximum aggregate value of transaction:

      -------------------------------------------------------------------------
      (5)   Total fee paid:

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

      -------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

      -------------------------------------------------------------------------
     (3) Filing party:

      -------------------------------------------------------------------------
     (4) Date filed:

      -------------------------------------------------------------------------

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

                          SPEEDCOM WIRELESS CORPORATION
                          2361 CAMPUS DRIVE, SUITE 101
                                IRVINE, CA 92612

May 19, 2005


To Our Stockholders:

      This information statement is provided on or about May 19, 2005 by SPEEDCOM Wireless Corporation, a Delaware corporation (the "Company"), to holders of our outstanding shares of common stock as of the close of business on the record date, May 5, 2005 (the "Record Date"), pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended. The purpose of this information statement is to inform our stockholders that our board of directors (the "Board") has recommended and a majority of our stockholders intend to vote in favor of the following actions:

     1. To amend our Restated Certificate of Incorporation to change our corporate name from SPEEDCOM Wireless Corporation to SP Holding Corporation; and

     2. To authorize a reverse split of the shares of our common stock to be effected in the next twelve months in an amount equal to 1-for-200, 1-for-250 or 1-for-300, as determined in the sole discretion of our board of directors; and

     3. To amend our Restated Certificate of Incorporation to allow for action of stockholders by written consent as permitted by Section 228 of the Delaware General Corporation Law; and

     4. To amend our Restated Certificate of Incorporation to declassify the Board so that all directors are elected annually.

      As of May 19, 2005, we had authorized 500,000,000 shares of common stock, $.001 par value per share, of which 131,722,091 were issued and outstanding. Certain of our stockholders, together holding at least a majority of our outstanding shares of common stock, have agreed to vote in favor of the actions described above. Because stockholders holding a majority of our outstanding shares of common stock have agreed to vote in favor of the proposed actions, no votes of our other stockholders are required. This information statement is being sent to you for information purposes only.

                    WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY.



                                             Very truly yours,

                                             /s/ Mark Schaftlein

                                             Mark Schaftlein
                                             Chief Financial Officer and Acting
                                             Chief Executive Officer

                          SPEEDCOM WIRELESS CORPORATION
                          2361 CAMPUS DRIVE, SUITE 101
                                IRVINE, CA 92612

                              INFORMATION STATEMENT
                              ---------------------

      The purpose of this information statement is to inform our stockholders that the Board has recommended and a majority of our stockholders intend to vote in favor of the following actions:

     1. To amend our Restated Certificate of Incorporation to change our corporate name from SPEEDCOM Wireless Corporation to SP Holding Corporation; and

     2. To authorize a reverse split of the shares of our common stock to be effected in the next twelve months in an amount equal to 1-for-200, 1-for-250 or 1-for-300, as determined in the sole discretion of our board of directors; and

     3. To amend our Restated Certificate of Incorporation to allow for action of stockholders by written consent as permitted by Section 228 of the Delaware General Corporation Law; and

     4. To amend our Restated Certificate of Incorporation to declassify the Board so that all directors are elected annually.

      We are mailing this information statement on or about May 19, 2005 to our stockholders of record as of the Record Date. This information statement is being sent to you for information purposes only. The meeting of the stockholders will take place on June 15, 2005 at 11:00AM Eastern Time at the following location: 2361 Campus Drive, Suite 101, Irvine, CA 92612.

      WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


STOCKHOLDERS ENTITLED TO VOTE

      On May 4, 2005, the Board unanimously approved the proposed actions and recommended that such proposals be submitted for stockholder approval.

      In accordance with our Amended and Restated Bylaws, the Board has fixed the close of business on May 5, 2005, as the record date for determining the stockholders entitled to notice of the above noted actions. Adoption of the proposed actions require the approval of our stockholders holding not less than a majority of our issued and outstanding common stock. As of the Record Date, 131,722,091 shares of our common stock were issued and outstanding. Each share of our common stock outstanding entitles the holder to one vote on all matters brought before the common stockholders.

      Certain of our stockholders, together holding at least a majority of our outstanding shares of common stock, have agreed to vote in favor of the proposed actions. Because stockholders holding a majority of our outstanding shares of common stock have agreed to vote in favor of the proposed actions, no votes of our other stockholders are required. Accordingly, this information statement is being furnished to you solely to provide you with information concerning these matters in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the regulations promulgated under that Act, including Regulation 14C.


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

DISTRIBUTION AND COSTS

      We will pay all costs associated with the distribution of this information statement, including the costs of printing and mailing. In addition, we will only deliver one information statement to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. Also, we will promptly deliver a separate copy of this information statement and future stockholder communication documents to any stockholder at a shared address to which a single copy of this information statement was delivered, or deliver a single copy of this information statement and future stockholder communication documents to any stockholder or holders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above.

      Stockholders may also address future requests regarding delivery of information statements and/or annual reports by contacting us at the address noted above.

DISSENTER'S RIGHT OF APPRAISAL

      No action will be taken in connection with the proposed actions by the Board or the voting stockholders for which Delaware law, our Restated Certificate of Incorporation or our Amended and Restated Bylaws provide a right of a stockholder to dissent and obtain appraisal of or payment for such stockholder's shares.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

      No officer or director has a substantial interest, either directly or indirectly, in the favorable action regarding the resolutions.

ITEM 1. PROPOSAL TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO CHANGE OUR CORPORATE NAME TO SP HOLDING CORPORATION

PURPOSE OF THE AMENDMENT

      The Board has adopted and a majority of our stockholders intend to approve an amendment to our Restated Certificate of Incorporation to change our corporate name from SPEEDCOM Wireless Corporation to SP Holding Corporation in order to better reflect our planned future operations. We have attached hereto a copy of the amendment as Attachment A.

EFFECT OF THE AMENDMENT

      There will be no material change to the stockholders. The currently outstanding stock certificates evidencing shares of our common stock bearing the name "SPEEDCOM Wireless Corporation" will continue to be valid and represent shares of our common stock following the name change. You will not have to exchange your existing stock certificates for stock certificates reflecting our new corporate name. However, any stockholder desiring a new form of stock certificate may submit the existing stock certificate to our transfer agent for cancellation, and obtain a new form of certificate. The transfer agent may impose a reasonable fee for a voluntary exchange of certificates. Stockholders should not destroy any stock certificates.

ITEM 2. PROPOSAL FOR AUTHORIZATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK TO BE EFFECTED IN THE NEXT TWELVE MONTHS IN AN AMOUNT EQUALTO 1-FOR-200, 1-FOR-250 OR 1-FOR-300, AS DETERMINED IN THE SOLE DISCRETION OF OUR BOARD OF DIRECTORS

PURPOSE FOR WHICH THE BOARD WOULD EFFECT THE REVERSE SPLIT

      The Board has adopted and a majority of stockholders intend to approve a resolution authorizing the Board to effect a reverse stock split of our outstanding common stock to be effected in the next twelve months in an amount equal to 1-for-200, 1-for-250 or 1-for-300, as determined in the sole discretion of the

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

Board ("Reverse Split"). The Board has the discretion to elect, as it determines to be in the best interests of the Company and its stockholders, to effect the Reverse Split in the next twelve months at any one of the three exchange ratios. The Board may elect not to implement the approved Reverse Split in its sole discretion.

      The Board believes that stockholder approval of the three exchange ratios (rather than a single exchange ratio) provides the Board with the flexibility to achieve the desired results of the Reverse Split. The Board would effect the Reverse Split only upon the Board's determination that the Reverse Split would be in the best interest of the Company and its stockholders at the time.

      The Board believes that it may be in the best interest of the Company to reduce the number of shares we have on the public market for our common stock. Theoretically, decreasing the number of shares of common stock outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interested in acquiring them, or our reputation in the financial community. In practice, however, many investors and market makers consider low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. The presence of these negative perceptions may adversely affect not only the pricing of our common stock but also its trading liquidity. In addition, these perceptions may affect our ability to raise additional capital through the sale of stock or the cost of debt we may incur. The Reverse Split will also make available a substantial number of additional authorized but unissued shares of common stock which we believe will provide increased flexibility in structuring possible future financings, in taking advantage of future business opportunities such as acquisitions, and in meeting corporate needs as they arise.

      To effect the Reverse Split, we would file an amendment to our Restated Certificate of Incorporation with the Secretary of State of Delaware. If the Board elects to implement the Reverse Split, the number of issued and outstanding shares of our common stock would be reduced in accordance with one of the three exchange ratios of the Reverse Split. For example, if a 1-for-200 Reverse Split was implemented, stockholders will own one share of common stock for each 200 shares of common stock now held by the stockholder. Under the recapitalization, the 131,722,091 issued and outstanding shares of our common stock will be reverse split resulting in 658,610 shares of common stock being issued and outstanding after the recapitalization, assuming a 1-for-200 ratio is deemed appropriate by the Board. The par value of our common stock would remain unchanged. The Reverse Split would become effective upon filing the amendment to our Restated Certificate of Incorporation with the Delaware Secretary of State. No further action on the part of stockholders would be required to either effect or abandon the Reverse Split. The Board reserves its right to elect not to proceed and abandon the Reverse Split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company and its stockholders.

EFFECT OF THE AMENDMENT

      The immediate effect of the Reverse Split would be to reduce the number of shares of our outstanding common stock and to increase the trading price of our common stock. However, the effect of any effected Reverse Split upon the market price of our common stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances sometimes improves stock performance, but in many cases does not. There can be no assurance that the trading price of our common stock after the Reverse Split will rise in proportion to the reduction in the number of shares of our common stock outstanding as a result of the Reverse Split or remain at an increased level for any period. The trading price of our common stock may change due to a variety of other factors, including our operating results, other factors related to our business and general market conditions.

EFFECTS ON OWNERSHIP BY INDIVIDUAL STOCKHOLDERS

      If we implement the Reverse Split, the number of shares of our common stock held by each stockholder would be reduced by multiplying the number of shares held immediately before the Reverse Split by the selected exchange ratio, and then rounding up to the nearest whole share. We would not pay cash to each stockholder in respect of any fractional interest in a share resulting from the Reverse Split. The

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

Reverse Split would not affect any stockholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that interests in fractional shares would be rounded up to the nearest whole share.

      The Reverse Split would result in some stockholders owning "odd-lots" of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares. It is possible that stockholders holding less than 100 shares of our common stock may have larger commissions charged to sell such shares and may even result in a larger commission than the value of the shares being sold.

EFFECTS ON OUTSTANDING OPTIONS AND WARRANTS

      Under the terms of our outstanding options and warrants, when the Reverse Split becomes effective, the number of shares of common stock covered by each of them will be decreased and the conversion or exercise price per share will be increased in accordance with the exchange ratio deemed appropriate by the Board of the Reverse Split.

EXCHANGE OF STOCK CERTIFICATES

      If the Board elects to effectuate the Reverse Split, each stockholder will be entitled to submit his or her old stock certificate (any certificate issued prior to the effective date of the Reverse Split), to our transfer agent, American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038, and be issued in exchange therefor, one new certificate representing one share for each 200 shares (assuming a 1-for-200 Reverse Split) reflected in the old certificates, rounded down to the nearest share.

      As of the Record Date, there were approximately 1,600 holders of record of our common stock.

      On or after the effective date of the Reverse Split, our transfer agent will mail a letter of transmittal to each stockholder. Each stockholder will be able to obtain a certificate evidencing its post-reverse split shares by sending the transfer agent its old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as we may require. Stockholders will not receive certificates for post-reverse-split shares unless and until their old certificates are surrendered. Stockholders should not forward their certificates to the transfer agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal. The transfer agent will send each stockholder's new stock certificate promptly after receipt of that stockholder's properly completed letter of transmittal and old stock certificate(s).

      Stockholders will not have to pay any service charges in connection with the exchange of their certificates.

CERTAIN TAX CONSEQUENCES

      The following discussion summarizes certain United States federal income tax consequences to the Company and our stockholders of the Reverse Split pursuant to this proposal. This summary does not purport to be complete. It does not address all of the United States federal income tax considerations, including considerations that may be relevant to our stockholders in light of their individual circumstances or to our stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, traders who mark to market, non-U.S. stockholders, stockholders who hold shares of our common stock as part of a straddle, hedge, or conversion transaction, stockholders who acquired their shares of common stock pursuant to the exercise of employee stock options or otherwise as compensation, stockholders who are subject to the federal alternative minimum tax, and stockholders not holding their shares of common stock as a capital asset. This discussion also does not address any non-income tax consequences or any state, local or non-U.S. tax consequences.

      No rulings from the Internal Revenue Service or opinions of counsel have been or will be requested with respect to any of the matters discussed herein and, as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described below. The discussion below is based upon the provisions of the Internal Revenue Code, the Treasury Regulations promulgated thereunder, judicial decisions and administrative rulings currently in effect, all of which are subject to change, possibly on a retroactive basis. The summary does not address the tax consequences of any transaction other than the Reverse Split.

      EACH STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE REVERSE SPLIT.

o General. Under Section 354 of the Code, a stockholder who exchanges stock or securities of a corporation solely for stock or securities of the same corporation, in a transaction that constitutes a "recapitalization" within the meaning of Section 368(a)(1)(E) of the Code, generally will not recognize gain or loss on the exchange. We believe that the Reverse Split pursuant to this proposal will constitute a "recapitalization" within the meaning of Section 368(a)(1)(E) of the Code. The remainder of this discussion assumes that the conversion will be treated as a "recapitalization" within the meaning of Section 368(a)(1)(E) of the Code.

o Tax basis of our common stock. The aggregate tax basis of our common stock received by our stockholders in exchange for their common stock will be the same as the aggregate tax basis of the shares of common stock surrendered in connection with the Reverse Split pursuant to this proposal.

o Holding period of our common stock. The holding period of our common stock received by our stockholders in exchange for their shares of common stock in connection with the Reverse Split pursuant to this proposal will include the holding period of the shares of common stock surrendered in exchange therefor.

o Information Reporting. Stockholders who receive shares of our common stock in connection with the Reverse Split pursuant to this proposal will be required to attach a statement to their tax returns for the year in which the conversion occurs that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the holder's tax basis in that holder's shares of common stock surrendered in connection with the Reverse Split.

o Tax Consequences to the Company. We will recognize neither gain nor loss by reason of the Reverse Split pursuant to this proposal.

ITEM 3. PROPOSAL TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO ALLOW FOR ACTION OF STOCKHOLDERS BY WRITTEN CONSENT

PURPOSE OF THE AMENDMENT

      The Board has adopted and a majority of our stockholders intend to approve an amendment to our Restated Certificate of Incorporation to allow actions to be taken by the stockholders by written consent in lieu of calling a meeting of the stockholders.

EFFECT OF THE AMENDMENT

      Section 228 of the Delaware General Corporation Law permits stockholders to act by written consent. The Board believes this amendment is in the best interest of the Company because it will reduce the time and expense associated with proxy solicitations. The Company will continue to be subject to the reporting obligations of the Securities Exchange Act of 1934, including distribution of an information statement in instances where a full proxy solicitation is not required.

ITEM 4. PROPOSAL TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD

PURPOSE OF THE AMENDMENT

      The Board has adopted and a majority of our stockholders intend to approve an amendment to our Restated Certificate of Incorporation to declassify the Board so that all directors are elected annually. Currently, our Restated Certificate of Incorporation provides for a classified or staggered board of directors. The directors are divided into three classes, with only one class of directors elected by stockholders at each annual meeting to serve for a three-year term. A stockholder vote will be required to amend our Restated Certificate of Incorporation to declassify the Board.

      We believe that the classified board structure is not in the best interests of stockholders because it reduces the accountability of the Board and, in our view, is an unnecessary takeover defense. Our stockholders deserve the opportunity to vote on the election of each director annually, not just once every three years.

      Proponents of classified boards argue that they increase continuity and stability in a board's composition and in the policies formulated by the board. They also believe a classified board discourages hostile takeover tactics by making it difficult for potential acquirers to obtain control of a company's board quickly through a proxy contest. We believe that a classified board falsely creates the image of continuity and stability by limiting the stockholders' right to change the full board when they deem it necessary. With a declassified board, we believe that only the Board's sound business judgment and a strong and successful track record can truly promote continuity and stability. While declassifying the Board might enable a party to potentially acquire control of the Board through a single election of directors, we believe that any concerns arising therefrom are outweighed by the benefits gained from electing all directors to the Board annually. Since the Board has the responsibility, among other things, of overseeing management of the Company, it is important that the stockholders have the ability effectively to participate in the selection of directors by registering annually their approval or disapproval of the job that the directors are doing.

EFFECT OF THE AMENDMENT

      As a result of the amendment to our Restated Certificate of Incorporation, all directors will be elected annually at the annual meeting of stockholders to hold office until the next annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information regarding beneficial ownership of our common stock as of May 19, 2005, (i) by each person or entity known by us to own beneficially more than five percent of our common stock, (ii) by each of our directors and nominees, (iii) by each of our executive officers and (iv) by all of our executive officers and directors as a group.

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


Name and Address of Beneficial Owner(1)     Number of Shares Owned         Percent of Class
---------------------------------------     ----------------------         ----------------

S.A.C. Capital Associates, LLC(2)                33,436,464                     25.4%
c/o S.A.C. Capital Advisors, LLC
72 Cummings Point Road
Stamford, CT 06902

Irvin Kessler and The Kessler Family             7,310,835                      5.6%
  Limited Partnership
294 East Grove Lane, Suite 280
Wayzata, MN 55391

SDS Merchant Fund, L.P.(3)                       25,174,884                     19.1%
53 Forest Avenue, 2nd Floor
Old Greenwich, CT 06870

IDT Venture Capital Inc.                         11,663,413                     8.9%
605 3rd Avenue, 36th Floor
New York, NY 10158

Mark Schaftlein(4)                               3,458,333                      2.6%

All Executive Officers and Directors as a        3,458,333                      2.6%
group (1 person)

CHANGE OF CONTROL

      We do not anticipate any changes in control of the Company nor has a change of control occurred in our last fiscal year.

                                             By Order of the Board of Directors,


                                             /s/ Mark Schaftlein

                                             Mark Schaftlein
                                             Chief Financial Officer and Acting
                                             Chief Executive Officer


-----------------------
(1) Unless otherwise indicated, the address of each person shown is c/o SPEEDCOM Wireless Corporation, 2361 Campus Drive, Suite 101, Irvine, CA 92612.

(2) Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC (SAC Capital Advisors) and S.A.C. Capital Management, LLC (SAC Capital Management) share all investment and voting power with respect to these securities held by S.A.C. Capital Associates, LLC. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any such securities. SDS Capital Partners, LLC may act as an advisor to SAC Capital Advisors and SAC Capital Management in connection with such securities held by S.A.C. Capital Associates, LLC. Mr. Steve Derby is the managing member of SDS Capital Partners, LLC. SDS Capital Partners, LLC and Mr. Derby disclaim beneficial ownership of such securities.

(3) The investment manager of SDS Merchant Fund, L.P. is SDS Capital Partners, LLC, which holds voting and investment control of these securities. Mr. Steve Derby is the managing member and controls SDS Capital Partners, LLC.

(4) Mark Schaftlein is a managing partner of Ocean Avenue Advisors, which holds the shares. Ocean Avenue Advisors was issued 3,458,333 unregistered common shares as payment for consulting and advisory fees.

                                                                    Attachment A


                            CERTIFICATE OF AMENDMENT
                                     OF THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          SPEEDCOM WIRELESS CORPORATION


      The undersigned, being the Chief Financial Officer and Acting Chief Executive Officer of SPEEDCOM Wireless Corporation (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL"), DOES HEREBY CERTIFY:

      FIRST: That the Board of Directors of the Company, by the unanimous written consent of its members, filed with the minutes of the board, duly adopted resolutions setting forth the proposed amendments to the Restated Certificate of Incorporation of the Company, declaring the amendments to be advisable and calling a meeting of the stockholders of the Company for consideration thereof.

      SECOND: That thereafter, pursuant to the resolutions of its Board of Directors, a special meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

      THIRD: That said amendments were duly adopted in accordance with the provisions of Section 228 and 242 of the GCL.

      FOURTH: That the Company's Restated Certificate of Incorporation is hereby amended as follows:

      RESOLVED, that ARTICLE I is amended to read as follows:

      "The name of the corporation is SP Holding Corporation."

      RESOLVED, that Section C of ARTICLE VIII is amended by deleting the provision in its entirety and substituting the following:

      "C. Election and Term of Directors. At each annual meeting of stockholders, directors shall be elected to serve until the next annual meeting and until their respective successors are elected and qualified."

      RESOLVED, that ARTICLE X is amended by deleting the provision in its entirety and substituting the following:

                                   "ARTICLE X

      Unless otherwise restricted by the General Corporation Law of the State of Delaware, any action required or permitted to be taken at any meeting of the stockholders, may be taken without a meeting if a majority of the stockholders consent thereto in writing."

      IN WITNESS WHEREOF, the undersigned duly authorized officer of the Company has executed this Certificate and affirmed that the statements made herein are true under penalties of perjury this ____ day of ___, 2005.


                              SPEEDCOM WIRELESS CORPORATION


                              By:
                                 ------------------------------------
                                 Mark Schaftlein
                                 Chief Financial Officer and Acting
                                 Chief Executive Officer






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